EXHIBIT 99-1

                                                             Vectren Corporation

                                                                    P.O. Box 209

                                                       Evansville, IN 47702-0209

August 28, 2003

FOR IMMEDIATE RELEASE



                  Vectren Corporation Completes Equity Offering


Evansville, Indiana - Vectren Corporation (NYSE:VVC) announced that it has generated net proceeds of approximately $163.2 million from the sale of 7,441,400 shares of common stock.

Included in this total are 6.5 million shares of Vectren stock that were sold through the public offering that priced at $22.81 and closed on August 13, 2003. Also included in the total are 941,400 shares of Vectren common stock sold in connection with the exercise of an overallotment option granted to the underwriters of the public offering.

Goldman, Sachs and Co. served as sole book runner and lead manager for the offering. Credit Suisse First Boston, Merrill Lynch and Co., A.G. Edwards & Sons, Inc. and Edward D. Jones & Co., L.P. served as co-managers. A copy of the final prospectus relating to the offering may be obtained from Goldman, Sachs & Co., 1 New York Plaza, New York, NY 10004 and is available on the Internet at www.sec.gov.


This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.


Investor Contact   Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com